Exhibit 15.1

May 8, 2019

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our report dated May 8, 2019 on our review of interim financial information of Varian Medical Systems, Inc., which appears in this Quarterly Report on Form 10-Q, is incorporated by reference in the Registration Statements on Form S-3 (No. 333-221763) and Form S-8 (No. 333-223143, No. 333-220078, No. 333-188693, No. 333-168444, No. 333-168443, No. 333-146176, No. 333-130001, No. 333-152903, No. 333-123778, No. 333-75531, No. 333-57006, No. 333-57008, No. 333-57010, No. 333-161307) of Varian Medical Systems, Inc.

Very truly yours,

/S/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP, 488 Almaden Boulevard, Suite 1800, San Jose, CA 95110
T: (408) 817 3700, F: (408) 817 5050, www.pwc.com/us